Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the "Registration Statement"), to be filed by Four Springs Capital Trust and the references to the Rosen Consulting Group wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Our Business” and “Experts” in the Registration Statement.

Dated: November 12, 2021

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name: Randall Sakamoto
Title: President